EXHIBIT 99.1

Biogen, Inc.
Biogen Savings Plan
Financial Statements and Supplemental Schedules
December 31, 2002 and 2001

Biogen, Inc.
Biogen Savings Plan
Index to Financial Statements and Supplemental Schedules

Page

Report of Independent Auditors	1

Statement of Assets Available for Plan Benefits as of December 31, 2002 and 2001	2

Statements of Changes in Assets Available for Plan Benefits for the Years Ended December 31, 2002 and 2001	3

Notes to Financial Statements	4-8

Supplemental Schedules*:

Schedule I — Schedule of Assets Held for Investment Purposes at End of Year as of December 31, 2002	9

Schedule II — Schedule of Reportable Transactions for the Year Ended December 31, 2002	10

*	Other schedules have been omitted because such schedules are not applicable.

Report of Independent Auditors

To the Participants and Administrator
of the Biogen Savings Plan

In our opinion, the accompanying statements of assets available for plan benefits and the related statements of changes in assets available for plan benefits present fairly, in all material respects, the assets available for plan benefits of the Biogen Savings Plan (the “Plan”) at December 31, 2002 and 2001, and the changes in assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedules I and II are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 24, 2003

Biogen, Inc.
Biogen Savings Plan
Statement of Assets Available for Plan Benefits
December 31, 2002 and 2001

	2002		2001

Assets
Investments at fair value:
Mutual funds:
Fidelity Intermediate Bond Fund	$2,330,731		$1,632,995
Fidelity Puritan Fund	6,186,866	*	6,014,678	*
Fidelity Value Fund	3,051,316		1,847,441
Fidelity Magellan Fund	9,560,580	*	11,541,258	*
Fidelity Retirement Government Money Market Fund	3,238,488	*	2,560,667
Fidelity Growth Company Fund	9,153,780	*	13,015,719	*
Fidelity International Growth & Income Fund	—		6,389
Fidelity Asset Manager Growth Fund	1,851,296		1,601,223
Spartan US Equity Index Fund	4,044,754	*	4,224,140	*
Spartan International Index Fund	254,771		106,032
Fidelity US Bond Index Fund	2,524,368		1,320,628
Fidelity Low-Priced Stock Fund	3,392,689	*	1,986,433
USAA International Fund	985,493		776,856
Janus Worldwide Fund	2,510,777		2,958,086

Total mutual funds	49,085,909		49,592,545

Biogen, Inc. Stock Fund:
Biogen, Inc. common stock	11,031,082	*	15,618,183	*
Interest bearing cash	270,107		351,311

Total Biogen, Inc. Stock Fund	11,301,189		15,969,494

Loans to participants	669,578		803,217

Total investments	61,056,676		66,365,256

Receivables:
Investment income receivable	297		1,113
Participant contribution receivable	359,508		—
Employer contribution receivable	52,425		—

Total receivables	412,230		1,113

Assets available for plan benefits	$61,468,906		$66,366,369

*	Represents 5% or more of assets available for plan benefits.

The accompanying notes are an integral part of these financial statements.

Biogen, Inc.
Biogen Savings Plan
Statement of Changes in Assets Available for Plan Benefits
For the Years Ended December 31, 2002 and 2001

	2002	2001

Additions:
Investment income:
Net depreciation of investments:
Mutual funds	$(10,790,597)	$(7,353,565)
Biogen, Inc. common stock	(4,687,429)	(671,278)

Total net depreciation of investments	(15,478,026)	(8,024,843)

Dividends and interest:
Mutual funds	850,100	973,943
Biogen, Inc. Stock Fund interest bearing cash	5,670	19,410

Total dividends and interest	855,770	993,353

Contributions:
Employer contributions	1,704,806	1,223,138
Participant contributions	9,877,885	7,357,102
Participant rollovers	1,546,426	1,263,868

Total contributions	13,129,117	9,844,108

Total additions (deductions)	(1,493,139)	2,812,618

Deductions:
Benefits paid to participants	3,403,466	2,161,046
Administrative fees	858	88

Total deductions	3,404,324	2,161,134

Net increase (decrease)	(4,897,463)	651,484
Assets available for plan benefits:
Beginning of year	66,366,369	65,714,885

End of year	$61,468,906	$66,366,369

The accompanying notes are an integral part of these financial statements.

Biogen, Inc.
Biogen Savings Plan
Notes to Financial Statements

1.	Description of the Plan

The following brief description of the Biogen Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General Information
Biogen, Inc. (the “Company”) established the Plan as a deferred profit-sharing plan under Section 401(a) of the Internal Revenue Code of 1986, effective January 1, 1987. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the savings are actually received.

Administration of the Plan
The Plan is administered by a plan administrator appointed by the Company. The Plan administrator may be an individual or a committee. Fidelity Management Trust Company is the Plan trustee (the “Trustee”).

Participation
Participation in the Plan is voluntary. Each employee of the Company and its subsidiaries and affiliates is eligible to participate in the Plan upon the attainment of age 21 unless he/she is (a) a student employed on a temporary basis, (b) an employee of a non-U.S. subsidiary or division of the Company, or (c) a member of a collective bargaining unit. An otherwise eligible employee who is temporarily assigned by his or her employer to work for the Company or its subsidiaries or affiliates, or on a joint venture with the Company outside of the United States with the intent on the part of the employer that such employee will return to work as an eligible employee of the employer in the United States will be treated as an employee in the class eligible to participate in the Plan during such temporary assignment.

Contributions
Eligible employees may make savings deposits (as described below) to the Plan in whole percentages of their gross salary ranging from a minimum of 1% to a maximum of 40%, subject to certain limitations. Effective April 1, 2002, for each pay period, the Company will make matching contributions equal in value of 25% of each employee’s savings deposit, up to a maximum of 6% of the employee’s gross salary, subject to certain limitations, into the same funds as selected by the participants for their own contributions. Prior to April 1, 2002, matching contributions were made exclusively into the Biogen Inc. Stock Fund. Following the end of each plan year, an additional true-up matching contribution may be made on behalf of an eligible participant who has not received the full benefit of the Company matching contribution. Effective January 1, 2002, eligible employees are allowed to contribute after-tax savings deposits to the Plan, subject to certain limitations.

Participant Accounts
Fidelity Investments Institutional Operations Company, Inc. is the Plan’s recordkeeper. Each participant’s account is credited with the participant’s contribution, the Company’s matching contribution and Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Biogen, Inc.
Biogen Savings Plan
Notes to Financial Statements

Investment of Contributions
Effective April 1, 2002, matching contributions will be made into the same funds as selected by the participants for their own contributions, and not exclusively into the Biogen, Inc. Stock Fund. Prior to April 1, 2002, company matching contributions were invested exclusively in the Biogen, Inc. Stock Fund. The Biogen, Inc. Stock Fund includes Biogen, Inc. stock and cash or short term investments for liquidity purposes. Employee contributions are invested at the direction of the employee in increments of 1% in any combination of the following investment options:

•	An intermediate bond fund designed to earn a high level of current return. It is invested in the Fidelity Intermediate Bond Fund.

•	A balanced fund designed to preserve principal balance by investing in a diversified portfolio of high yielding stocks and bonds. It is invested in the Fidelity Puritan Fund.

•	A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which possess valuable fixed assets. It is invested in the Fidelity Value Fund.

•	An aggressive growth fund invested which seeks to achieve capital appreciation. It is invested in the Fidelity Magellan Fund.

•	A US government money market fund seeks high current earnings while preserving capital and liquidity. It is invested in the Fidelity Retirement Government Money Market Fund.

•	A growth company fund which seeks to provide capital appreciation from investments primarily in common stock of companies with above-average growth characteristics. It is invested in the Fidelity Growth Company Fund.

•	An international equity fund which seeks capital growth, current income and growth of income. It is invested in the Fidelity International Growth & Income Fund.

•	An asset allocation fund that seeks total return with reduced risk over the long term. It is invested in the Fidelity Asset Manager Growth Fund.

•	A long term growth fund which seeks to provide investment results that correspond to the total return performance of common stock of companies publicly traded in the US. It is invested in the Spartan US Equity Index Fund, a Fidelity sponsored fund.

•	A fund that seeks to provide investment results that correspond to the total return of foreign stock markets. It is invested in the Spartan International Index Fund, a Fidelity sponsored fund.

•	A corporate bond fund that seeks to replicate the price and interest performance of the debt securities in the Lehman Brothers Aggregate Bond Index. It is invested in the Fidelity US Bond Index Fund.

•	A fund which seeks to provide capital appreciation from investments in companies which are undervalued or which are out of favor with other investors and that could offer the possibility for significant growth. It is invested in the Fidelity Low-Priced Stock Fund.

Biogen, Inc.
Biogen Savings Plan
Notes to Financial Statements

•	A fund that seeks long term capital growth and current income from investments in stocks of companies organized and operating principally outside the United States. It is invested in the USAA International Fund.

•	A fund that seeks capital growth over the long term from investments in common stocks of foreign and domestic companies. It is invested in the Janus Worldwide Fund.

•	A fund that pools money to buy shares of Biogen, Inc. stock and cash or short-term investments. It is invested in the Biogen, Inc. Stock Fund.

Dividends, interest, and other distributions received in any fund are reinvested in the same fund.

Vesting
Participants are fully vested in their savings deposit accounts and rollover accounts at all times. Participants will vest in the Company’s matching contribution fully on their 55th birthday or, before then, at a rate of 25% for each year of Plan service and will be fully vested after four years of Plan service. Participants become 100% vested in the Company’s matching contributions upon retirement or termination of employment due to disability or death.

Benefit Payments
Distributions are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments are made in cash in a lump sum. At a participant’s election, the portion of the participant’s accounts invested in the Biogen, Inc. Stock Fund will be paid to him or her in the form of whole shares of Biogen Stock, with the value of any fractional share paid in cash. Forfeitures of nonvested amounts are used to reduce the amount of future Company matching contributions.

Loans
Participants may borrow against their savings deposit and rollover accounts. Loans will bear a reasonable interest rate determined by the Company. Repayment of loans is made by direct withholdings of a participant’s salary for a period not to exceed five years (ten years for a residential loan). The minimum loan amount is $1,000 and a participant may borrow up to a maximum of the amount in the participant’s savings deposit and rollover accounts, 50% of the participant’s vested account balance, or $50,000, whichever is smallest. There is no minimum service requirement for a participant to be eligible for a loan.

Plan Amendment and Termination
The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued vested benefits. If the Plan is terminated, the Trustee will distribute the assets held in the trust, after payment of expenses, in such a manner as the Plan Committee shall determine. The Company currently has no intention to terminate the Plan.

2.	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies which are in conformity with accounting principles generally accepted in the United States of America consistently followed by the Plan in the preparation of its financial statements.

Biogen, Inc.
Biogen Savings Plan
Notes to Financial Statements

Basis of Accounting The financial statements of the Plan are prepared on the accrual basis of accounting.

Investments
Plan investments are stated at fair value. The Company stock is valued at its quoted market price. Mutual fund investments are valued at net asset value representing the value of which shares of the fund may be purchased or redeemed. Loans to participants are stated at principal plus accrued interest, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Cost is determined on the average cost basis. Net appreciation or depreciation, which includes realized and unrealized gains or losses on investments, is reflected for the year in the statement of changes in assets available for plan benefits. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Contributions
Employee contributions are recorded in the period in which the employee payroll deductions are made. Matching contributions from the Company are accrued bi-weekly and paid on the last day of the related quarter and are allocated based upon the participants’ contribution selections.

Payment of Benefits Benefits are recorded when paid.

Income Taxes
No provision for income taxes has been made in the financial statements as the Plan qualifies as a tax-exempt entity under Section 401 of the Internal Revenue Code (“Code”). The Plan has received a favorable determination letter dated June 5, 1996 from the Internal Revenue Service. The Plan has since been amended and a new letter has not been requested. Management has asserted the Plan, as amended, and its operations have been and continue to be in accordance with all applicable provisions of the Code and the Employee Retirement Income Security Act of 1974 (“ERISA”).

Expenses of the Plan
Administrative and audit fees are paid directly by the Company and, accordingly, such items are not reflected in the financial statements of the Plan. Expenses directly related to the investment transactions of the Plan are paid by the Plan.

3.	Loans to Participants

At December 31, 2002 and 2001, the Plan had loans receivable from participants aggregating $669,578 and $803,217, respectively. Interest rates on the loans range from 6.5% to 9.5% annually. The loans are collateralized by the participant’s interest in the Plan.

Biogen, Inc.
Biogen Savings Plan
Notes to Financial Statements

4.	Party-in-Interest Transactions

The Plan invests in common stock of Biogen, Inc., the employer, and transactions in this common stock are party-in-interest transactions. During the years ended December 31, 2002 and 2001, the Plan purchased shares of the common stock having values of $1,359,978 and $1,885,797, respectively, and sold shares of the common stock having values of $1,997,260 and $1,759,867, respectively.

Certain of the Plan’s assets are invested in mutual funds for which FMR Corp. provides investment advisory services. FMR Corp. is an affiliate of both Fidelity Management Trust Company and Fidelity Investments Institutional Operations Company, Inc. Accordingly, these transactions qualify as party-in-interest.

5.	Non-participant-Directed Investment

Information about the assets and the significant components of the changes in assets relating to the Biogen Stock Fund (includes both non-participant and participant directed investments) as follows:

	December 31,

	2002	2001

Assets:
Biogen, Inc. Stock Fund	$11,301,189	$15,969,494
Receivables	297	1,113

	$11,301,486	$15,970,607

	Year Ended
	December 31,

	2002	2001

Changes in Assets:
Employer contributions	$446,732	$1,218,822
Participant contributions	920,461	901,085
Interest	5,670	19,410
Net depreciation	(4,687,429)	(671,278)
Transfer of investments from other options	(822,954)	(145,541)
Benefits paid to participants	(531,601)	(506,029)

	$(4,669,121)	$816,469

Biogen, Inc. Biogen Savings Plan Schedule of Assets Held for Investment Purposes at End of Year (Schedule H, Part IV, Item 4i, Form 5500) December 31, 2002	Supplemental Schedule I

Number of
Shares/			Current
Units		Cost	Value

217,216	Fidelity Intermediate Bond Fund*	**	$2,330,731
391,822	Fidelity Puritan Fund*	**	6,186,866
65,775	Fidelity Value Fund*	**	3,051,316
121,081	Fidelity Magellan Fund*	**	9,560,580
3,238,488	Fidelity Retirement Government Money Market Fund*	**	3,238,488
258,435	Fidelity Growth Company Fund*	**	9,153,780
154,661	Fidelity Asset Manager Growth Fund*	**	1,851,296
129,848	Spartan U.S. Equity Index Fund*	**	4,044,754
12,650	Spartan International Index Fund*	**	254,771
224,588	Fidelity US Bond Index Fund*	**	2,524,368
134,791	Fidelity Low-Priced Stock Fund*	**	3,392,689
65,135	USAA International Fund	**	985,493
78,144	Janus Worldwide Fund	**	2,510,777

	Total mutual funds		49,085,909

275,364	Biogen, Inc. common stock*	$8,687,721	11,031,082
	Interest bearing cash	270,107	270,107

	Total Biogen, Inc. Stock Fund		11,301,189

	Loans to participants* 6.5% to 9.5%		669,578

	Total		$61,056,676

*	Party-in-interest.
**	Cost omitted for participant-directed investments.

Biogen, Inc.
Biogen Savings Plan
Schedule of Reportable Transactions (Involving Amounts in Excess of 5% of Current Value of Plan Assets)*
(Schedule H, Part IV, Item 4j, Form 5500)
Year ended December 31, 2002	Supplemental Schedule II

							Current
							Value on
		Purchase	Selling	Lease	Expense	Historical	Transaction
Party Involved	Description of Asset	Price	Price	Rental	Incurred	Cost	Date	Gain (Loss)

Biogen, Inc.	Biogen, Inc. common stock	$1,359,978	$—	$—	$—	$—	$1,359,978	$—
Biogen, Inc.	Biogen, Inc. common stock	—	1,997,260	—	—	2,653,112	1,997,260	(655,852)

*	Non-participant directed transactions in excess of 5% of the current value of the Plan’s assets as of December 31, 2002 as defined by Section 2520.103-6 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Income Act of 1974.